Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Robert Sjogren, Chief Operating Officer, 714-438-2500

Pacific Mercantile Bancorp Appoints David J. Munio to Board of Directors
Daniel A. Strauss Resigns from Board of Directors
COSTA MESA, Calif., December 16, 2015 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC) (the “Company”), the holding company of Pacific Mercantile Bank (the “Bank”), today announced the appointment of David J. Munio to the board of directors of both Pacific Mercantile Bancorp and Pacific Mercantile Bank.
Mr. Munio has more than 40 years of experience in the banking industry. After many years in senior executive positions at First Interstate Bank, Mr. Munio’s banking career culminated with five years of service as the Chief Credit Officer of Wells Fargo & Company. Following his retirement from Wells Fargo, he served as a director and Chairman of the Credit Policy Committee of CapitalSource Bank prior to its merger in 2014 with Pacific Western Bancorp.
“We are very pleased to add David to our Board of Directors,” said Edward J. Carpenter, Chairman of the Board of Directors of Pacific Mercantile Bancorp. “From his experience as Chief Credit Officer for one of the largest and most respected banks in the country, David possesses a level of expertise in credit administration and risk management that will be extremely valuable to Pacific Mercantile as we continue to grow our commercial banking platform. As part of our commitment to building a strong foundation that will facilitate the creation of long-term shareholder value, we continually look to enhance the experience and expertise we have at the board level. David’s skill set is an excellent complement to our existing directors and we look forward to his guidance and leadership in the years to come.”
Mr. Munio joined Wells Fargo in 1996 and served as Executive Vice President and Chief Credit Officer from 2001 until his retirement in 2006. In this role, he was responsible for all credit policy and oversight for the bank, and also served on the board of directors at Wells Fargo Bank, N.A. Mr. Munio joined Wells Fargo as a result of its acquisition of First Interstate Bank in 1996. During his 20-year career at First Interstate Bank, Mr. Munio served in a number of senior management positions including Executive Vice President - Credit Policy and Administration Manager from 1987-1996. Mr. Munio attended the University of California, Los Angeles where he earned an MBA and a Bachelor of Science degree in Business Economics.
Daniel A. Strauss Resigns from Board of Directors
The Company also announced the resignation of Daniel A. Strauss from the board of directors of both the Company and the Bank, effective December 14, 2015. Mr. Strauss has served on the board of directors since 2011 as a representative of Clinton Group, one of the Company’s largest shareholders.
“While I am stepping down from the board at this time, the Clinton Group continues to be a strong believer in the long-term opportunity at Pacific Mercantile. Personally, it has been a pleasure being part of such a collegial and productive body. I have greatly enjoyed my time working with, and getting to know, the rest of the board and management team and I look forward to our continuing interaction in relation to the Clinton Group's status as a shareholder,” said Mr. Strauss.
“Daniel has been a strong contributor to the board over the last four years and he will be missed,” said Mr. Carpenter. “As a long-term supporter of the Company, we look forward to maintaining a strong relationship with Clinton Group in the years ahead.”

Exhibit 99.1

About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank operates a total of seven financial centers in Southern California, four in Orange County and one each in Los Angeles and San Diego County, and another in San Bernardino County. The four Orange County financial centers are located in the cities of Newport Beach, Costa Mesa, La Habra and San Juan Capistrano. Our Los Angeles County financial center is located in the city of Beverly Hills. Our San Diego County financial center is located in La Jolla and our San Bernardino County financial center is located in the city of Ontario. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com.
Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our plans to continue to build our commercial banking platform.  These statements, which constitute "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are subject to numerous risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond our control. These risks and uncertainties include, but are not limited to, the following: the impact of interest rates and other external economic factors and competition among financial services providers. We undertake no obligation (and expressly disclaim any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the factors set forth under the headings "Risk Factors" in our most recent Form 10-K and 10-Q reports and to our most recent Form 8-K reports, which are available online at www.sec.gov. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition.

###